Exhibit 5.1

601 Lexington Avenue
New York, New York 10022

(212) 446-4800
www.kirkland.com	Facsimile: (212) 446-4900

February 25, 2019

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

Re:                                                                             Huntsman Corporation
Registration Statement on Form S-3ASR

We are issuing this opinion in our capacity as special counsel to Huntsman Corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-3ASR to be filed with the Securities and Exchange Commission on February 25, 2019 (the “Registration Statement”) of guarantees of debt securities of the Company’s wholly-owned subsidiary, Huntsman International LLC (“HI”) (the “Guarantees”) which may be either senior or subordinated (collectively the “ HI Debt Securities”).  Any Guarantees issued under the Registration Statement will be issued pursuant to a guarantee agreement (each, a “Guarantee Agreement”) that conforms to the description thereof set forth in the prospectus contained in the Registration Statement (the “Prospectus”) or in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Guarantees (the “Securities”) may be issued by the Company in connection with an offering or offerings of HI Debt Securities from time to time pursuant to the Registration Statement and will be offered on terms set forth in the Registration Statement and one or more Prospectus Supplements. The HI Debt Securities will be issued under an Indenture, (such Indenture, as amended or supplemented from time to time, the “HI Indenture”), between the Company and Wilmington Trust, National Association, as Trustee.

For purposes of this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Guarantees and (iii) the Registration Statement and the exhibits thereto.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Subject to the assumptions, qualifications and limitations identified in this letter, we advise you that in our opinion when the Guarantee Agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of such Guarantee have been duly established in accordance with the applicable law and authorized by all necessary corporation action by the Company (including, without limitation, by the adoption by the Board of Directors of the Company of resolutions duly authorizing the execution and delivery of such Guarantee Agreement), and when such Guarantee Agreement has been duly executed and delivered by the Company in the manner contemplated by the Registration Statement and any applicable Prospectus Supplement and by such corporate action, such Guarantee will be the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of New York and the General Corporation Law of the State of Delaware (under which the Company is incorporated).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware.  We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the particular Guarantee, (ii) the terms of the Guarantees are consistent with the description of the terms of such Guarantees set forth in the Registration Statement and in any applicable Prospectus Supplement and (iii) at the time of the issuance, sale and delivery of each such Guarantee (x) the authorization of such Guarantee by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Guarantee and (y) the issuance, sale and delivery of such Guarantee, the terms of such Guarantee and compliance by the Company with the terms of such Guarantee will not violate any applicable law, any agreement or instrument then binding upon the Company  or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Guarantees.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Opinion” in the Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP